UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 15, 2014

MyGO Games Holding Co.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55080 (Commission File Number)	27-1070374 (IRS Employer Identification No.)

12708 Riata Vista Circle, Suite B-140
Austin, TX 78727
(Address of principal executive offices) (Zip Code)

(832) 900-9366
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 15, 2014, the Corporation authorized and issued 25,000,000 restricted shares of common stock in the Corporation to members of the Corporation’s advisory board and to certain non-executive employees of the Corporation.  The restricted common stock is subject to a vesting term of two years of service (as an advisory board member or employee, as the case may be), with 50% of the stock vested after year 1 and the other 50% after year two.  In the event the employee resigns or is removed from employment or the advisory board member resigns or is removed from the advisory board, they will forfeit any shares of common stock that have not vested. The holders of the restricted stock will have the right to direct the Corporation to vote their issued but unvested shares of common stock on any matters that come before the shareholders of the Corporation for which holders of common stock have the right to vote.  The restricted shares of common stock were issued pursuant to Section 4(a)(2) of the Securities Act based on representations of the shareholders to which such shares were issued.

On September 15, 2014, the Corporation authorized and issued options in the Corporation exercisable to acquire 30,730,000 shares of common stock in the Corporation. All of the options were granted to certain employees and consultants of the Corporation.  23,500,000 of the options vested immediately, have an exercise price of $0.05 per share of common stock and have a term of 10 years.  5,000,000 of the options vest on December 31, 2015, have an exercise price of $0.05 per share and a term of 10 years.  3,030,000 of the options vest in three equal tranches on December 31, 2014, 2015 and 2016, have an exercise price of $0.05 per shares and a term of 10 years.  200,000 of the options vest in three equal tranches on December 31, 2014, 2015 and 2016, have an exercise price of $0.10 per share and a term of 7 years.  All of the options were issued pursuant to Section 4(a)(2) of the Securities Act based on representations of the option holders to which such options were issued.

Item 4.01 Changes in Registrant’s Certifying Accountants

On September 15, 2014, the Board of Directors of the Corporation approved a resolution to change auditors from M&K CPAS, PLLC (“M&K”) to D’Arelli Pruzansky, P.A. (“D’Arelli”).  On September 19, 2014, the Corporation provided notice to M&K that the Corporation was dismissing M&K as the Corporation’s independent registered public accounting firm. The dismissal was recommended and approved by the Corporation’s board of directors.  The Corporation does not currently have a separately designated audit committee.

M&K’s report on the Corporation’s financial statements for the fiscal year ended August 31, 2013 contained a going concern qualification stating that there was substantial doubt about the Corporation’s ability to continue as a going concern.  Outside of the going concern qualification, the report did not contain any adverse opinion or disclaimer of opinions and was not qualified or modified as to uncertainty, audit scope or accounting principles.  M&K did not provide an audit report on the Corporation’s financial statements for the fiscal year ended August 31, 2012.

During the two most recent fiscal years and the subsequent interim period through September 15, 2014, there have been no disagreements with M&K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of M&K, would have caused it to make references to the subject matter of the disagreement(s) in connection with its reports on the Corporation’s consolidated financial statements for such years.

There have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) that have occurred during the two most recent fiscal years and the subsequent interim period through September 19, 2014.

M&K has been provided the disclosure in this Current Report on Form 8-K, and the Corporation will file by amendment any letter received from M&K commenting on the disclosure, pursuant to Item 304(a)(3) of Regulation S-K.

Effective September 19, 2014 the Corporation, upon the recommendation of its board of directors, engaged D’Arelli as its principal independent registered public accountant.

During the Corporation’s two most recent fiscal years and through the date of this Form 8-K, outside of audit work conducted by D’Arelli regarding the Corporation’s acquisition of My Go Games, LLC in its role as the auditor of My Go Games, LLC, neither the Corporation nor anyone on its behalf has consulted with D’Arelli regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, nor did D’Arelli provide either a written report or oral advice that EKS&H concluded was as important factor considered by the Registrant in reaching a decision as to accounting, auditing or financial reporting issues, or (ii) any matter that was either the subject of a disagreement within the meaning of Item 304(a)(1)(iv) and the related instruction of Regulation S-K, or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Options Issued to Director

Pursuant to his appointment to the board of directors, on September 15, 2014, the board of directors authorized and issued Mr. Henry Gordon options in the Corporation exercisable to acquire 15,000,000 shares of common stock in the Corporation.  10,000,000 of the options vested immediately while 5,000,000 of the options vest on December 15, 2015. All of the options have a term of 10 years and an exercise price of $0.05 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 19, 2014

MyGO Games Holding Co.

By:   /s/ Paul Watson
  Paul Watson
          President & Chief Financial Officer